Exhibit 5.1

PROCOPIO 12544 High Bluff Drive Suite 400 San Diego, CA 92130 T. 858.720.6300 F. 619.235.0398

DEL MAR HEIGHTS LAS VEGAS orange county PHOENIX SAN DIEGO SILICON VALLEY

August 10, 2020

Simulations Plus, Inc.

42505 10th Street West

Lancaster, California 93534

Re:     Registration Statement on Form S-3 (No. 333-239770)

Ladies and Gentlemen:

We have acted as special counsel to Simulations Plus, Inc., a California corporation (the “Company”), in connection with the automatic shelf Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission (the “Commission”) on July 9, 2020 (No. 333-239770) (the “Registration Statement”), a base prospectus dated July 9, 2020 (the “Base Prospectus”), a preliminary prospectus supplement dated August 4, 2020 (the “Preliminary Prospectus Supplement”) and a prospectus supplement dated August 5, 2020 (together with the Base Prospectus and Preliminary Prospectus Supplement, the “Prospectus”), and an underwriting agreement dated August 5, 2020 between you and Oppenheimer & Co. Inc. as representative for each of the other underwriters (the “Underwriting Agreement”), relating to the offer and sale by the Company of (i) an aggregate of 1,818,182 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) an option granted to the Underwriters to purchase up to an additional 272,727 shares (the “Option Shares”) of Common Stock from the Company. The Firm Shares and Option Shares may collectively be referred to herein as the “Shares”.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the sale of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In rendering the opinions expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies.

We have further assumed that the Shares will be issued and sold in the manner stated in the Registration Statement and the Prospectus and in compliance with the applicable provisions of the Act and the rules and regulations of the Commission thereunder, and the securities or blue sky laws of the various states.

We are opining herein as to the General Corporation Law of the State of California, the law of the State of new York and the federal law of the United States, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof::

The Shares being offered by the Company and which are being registered in the Prospectus, are duly authorized and when issued, sold and delivered against payment therefor as described in the Prospectus, will be validly issued, fully paid and non-assessable, and the issuance and sale of the Shares (i) are in conformity with the Company’s current operative articles of incorporation and bylaws, and (ii) do not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

This opinion is for your benefit in connection with the Registration Statement and Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions after the date hereof.

Very truly yours, /s/ Procopio, Cory, Hargreaves & Savitch LLP Procopio, Cory, Hargreaves & Savitch LLP